Exhibit 99.1

             Varian Medical Systems' Board of Directors Authorizes
               Repurchase of Another Six Million Shares of Stock

    PALO ALTO, Calif., Nov. 19 /PRNewswire-FirstCall/ -- Varian Medical Systems, Inc. (NYSE: VAR) today announced that its Board of Directors has authorized the Company to repurchase up to six million shares of its stock over a period extending through December 31, 2005.

   As of the end of fiscal year 2004, Varian Medical Systems had repurchased approximately 4.5 million shares of stock under an existing 6-million share repurchase authorization which extends from November 2003 through August 2005. Since commencing stock repurchases in fiscal year 2001, the company has spent about $366 million to repurchase approximately 12.5 million shares of stock at an average price of approximately $29 per share. As of the end of the fiscal year 2004 on October 1, 2004, the company had a reported $393 million in cash and marketable securities.

    The stock repurchases will be made from time to time through brokers and dealers on the New York Stock Exchange or in privately negotiated transactions with nonaffiliated stockholders. Shares will be retired and cancelled upon repurchase.


    Varian Medical Systems, Inc., of Palo Alto, California is the world's leading manufacturer of integrated cancer therapy systems, which are treating thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 3,280 people who are located at manufacturing sites in North America and Europe and in its 55 sales and support offices around the world. In its most recent fiscal year ended October 1, 2004, Varian Medical Systems reported revenues of $1.2 billion. Additional information is available on the company's investor relations web site at www.varian.com


    Forward Looking Statements

    Except for historical information, this news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, statements using the term "will," or similar expressions are forward-looking statements that involve risks and uncertainties that could cause our actual results to differ materially from those projected. Such risks and uncertainties include, without limitation, the risks listed from time to time in our filings with the Securities and Exchange Commission. We assume no obligation to, and you should not expect us to, update or revise the forward-looking statements in this release.



     FOR INFORMATION CONTACT:
     Spencer Sias - (650) 424-5782
     spencer.sias@varian.com



SOURCE  Varian Medical Systems, Inc.
    -0-                             11/19/2004
    /CONTACT: Spencer Sias of Varian Medical Systems, Inc., +1-650-424-5782 or spencer.sias@varian.com/
    /Web site:  http://www.varian.com /
    (VAR)

CO:  Varian Medical Systems, Inc.
ST:  California
IN:  HEA MTC BIO
SU: